Exhibit 10.1
SUNPOWER®

Personal and Confidential
July 24, 2024
Elizabeth Eby
Re: Retention Bonus
Dear Beth:
On behalf of SunPower Corporation, or SunPower Corporation, Systems (the “Company”), I am pleased to offer you an opportunity to receive a retention bonus of $97,000.00 (the “Retention Bonus”) if you agree to the terms and conditions of this letter agreement (this “Agreement”). To receive this Retention Bonus, you must execute this Agreement through DocuSign by no later than July 25, 2024. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meanings given to such terms in Section 3.
1. Retention Bonus. Subject to the terms and conditions set forth herein, you will be paid the Retention Bonus in a cash lump sum payment on July 26, 2024.
2. Vesting/Repayment Conditions. Your Retention Bonus will vest and no longer be subject to repayment on the applicable Vesting Date if you are employed by the Company Group on that date. In addition, your Retention Bonus will fully vest and no longer be subject to repayment on the date of your Qualifying Termination before the Vesting Date. In the event of your Non-Qualifying Termination before the Vesting Date, you agree to repay 100% of the After-Tax Value of your Retention Bonus within 20 days after such termination.
3. Definitions. For purposes of this Agreement:
“After-Tax Value” means the portion of your Retention Bonus required to be repaid under Section 2(b) net of any taxes withheld or paid in respect thereof. The Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder.
“Cause” means (i) refusing to perform your job duties, (ii) your violation of a material company policy or (iii) your willful misconduct.
“Company Group” means the Company and its direct and indirect subsidiaries.
“Non-Qualifying Termination” means any termination of your employment with the Company Group that is not considered to be a Qualifying Termination.
“Qualifying Termination” means the termination of your employment with the Company Group (i) by the Company for a reason other than Cause, (ii) due to your disability or (iii) due to your death if, and only if, in the case of any termination pursuant to clauses (i) or (ii), you execute a release of employment related claims in a form to be provided by the Company (the “Release”) within the time provided by the Company to do so, and you do not revoke such Release within any time provided by the Company to do so.
“Vesting Date” means September 30, 2024.

4. Withholding Taxes. All amounts to be paid hereunder shall be subject to and reduced by the amount of all applicable income, employment and other taxes required to be withheld by the Company or any other member of the Company Group under applicable law.
5. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or any member of the Company Group (or any of their respective successors) or interfere in any way with the right of the Company or any member of the Company Group (or any of their respective successors) to terminate your employment at any time or for any reason or to change the terms of your employment in any manner.
6. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of any member of the Company Group, unless such plan or agreement expressly provides otherwise.
7. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.
8. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.
This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please DocuSign. You should keep a copy of the executed Agreement for your records.

Very truly yours,

SunPower

By:	/S/ TOM WERNER
Name:	Tom Werner
Title:	Chairman of the Board

ACKNOWLEDGED AND AGREED:

/S/ ELIZABETH EBY
Elizabeth Eby
Date: 7/25/2024